Item 77Q1(e)

Form of Amended Schedule A to the Investment Advisory Agreement between JPMorgan Trust IV and J.P. Morgan Investment Management Inc. dated November 16, 2016

Schedule A to Investment Advisory Agreement of JPMorgan Trust IV

Advisory Fee Rates
(amended as of November 16, 2016)

Name    Fee Rate
JPMorgan Flexible Long/Short Fund *(name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)  0.50%
JPMorgan Ultra Short Municipal Fund *  0.15%
JPMorgan Value Plus Fund *  0.75%
JPMorgan High Yield Opportunities Fund *  0.60%
JPMorgan SmartSpending 2050 Fund (effective upon the effectiveness of the Fund’s registration statement)**  0.35%

*    Initial term continues until October 31, 2017.
**  Initial term continues until October 31, 2018.